Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 17, 2014, relating to our audit of the consolidated financial statements of Sonic Foundry, Inc. , and appearing in the Annual Report on Form 10-K of Sonic Foundry, Inc. for the year ended September 30, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE LLP

Madison, Wisconsin

December 17, 2014